UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 20, 2010

Date of Report
(Date of Earliest Event Reported)

Tuffnell Ltd.

 (Exact name of registrant as specified in its charter)

Nevada	000-53610	26-2463465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Oxford St,
London W1D 2EU
United Kingdom

 (Address of principal executive offices)

011-44-020-7903-5084

 (Registrant's telephone number, including area code)

N/A

(Former name and former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8.01 – OTHER EVENTS

On September 20, 2010 Tuffnell Ltd. issued a press release setting out the acquisition of 12 additional mining claims on the Little Butte property.  A copy of the release follows herein:

Tuffnell Ltd. Announces Land Acquisition at its Little Butte Gold Project in Arizona

2010-09-20 08:00 ET - News Release

LONDON, Sept. 20 /PRNewswire/ -- Tuffnell Ltd. (Tuffnell or "the Company") (OTC Bulletin Board: TUFF) is pleased to announce that it has acquired 12 additional mining claims at its Little Butte project. This brings the total unpatented claims held to 85. Total land holdings including patented claims total 1,840 acres or 2.88 square miles.

The new claims were added to cover any possible northwest extensions of the Company's recently discovered high-grade gold/copper mineralization. Tuffnell now controls claims for approximately 5,000 feet to the northwest from the discovery drill hole, LB1010.

Mr. George Dory, Tuffnell's CEO stated, "We are very satisfied that our team has been out in the field and was able to acquire these additional mining claims.  The Company believes that these new claims are extremely beneficial to the company by not only creating a stronger land position, but also by securing additional lands in the direct proximity of the significant find, namely drill hole LB1010."

The Company is now planning its Phase II exploration program.  This program will be initiated in the fall of 2010.

Shareholders and the public are encouraged to visit www.tuffex.com for more information and to request an Investor Package.

About The Company

Tuffnell  Ltd. (OTC BB: TUFF) is a mineral exploration company focused on maximizing returns for its shareholders by exploring and developing low-cost gold assets in proven mining districts.  With a focus primarily on the State of Arizona, Tuffnell Exploration has put together a team of highly qualified, strongly motivated individuals with the experience required to advance our corporate vision.

Based on geological potential, infrastructure proximity, and previously undertaken exploration, Tuffnell Ltd. selects properties of merit so as to provide its shareholders with the highest probability of success. The Company's main property, known as Little Butte, is located in La Paz County, Arizona and has previous exploration history indicating that resources are present and the prospect for economic recovery of gold support management's decision to proceed with further exploration. Tuffnell holds a 100% option to 85 unpatented mining claims and 7 patented claims. The Little Butte project lies in the historic Plomosa District, 20 miles north of the town of Quartzite, Arizona and approximately 150 miles southeast of Las Vegas, Nevada. Based solely on historical records and drilling data from the former claim holder, the Company believes its property has the potential to host up to 1.0 million oz of gold. Little Butte is located in the world famous Walker Lane Gold Trend. The Walker Lane gold belt has historically produced over 50 million ounces of gold and 400 million ounces of silver.

Safe Harbour Statement:

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan," or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements.

The forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in the company's filings with the Securities and Exchange Commission, and may be accessed through the SEC's website at www.sec.gov.

CONTACT:  Investor Relations 1-800-459-0794

SOURCE Tuffnell Ltd.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2011	Tuffnell Ltd.

/s/ George Dory
George Dory, Chief Executive Officer and President